EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2014 Third Quarter Results,
Declares Dividend and Announces Acquisition

Company acquires oilfield supplier Reliance Industrial Products
CLEVELAND, OHIO (May 1, 2014) - Applied Industrial Technologies (NYSE: AIT) today reported third quarter fiscal 2014 sales and earnings for the three months ended March 31, 2014.
Net sales for the quarter were $618.0 million, a decrease of 0.6% compared with $621.7 million in the same quarter a year ago. Foreign currency exchange rates resulted in a negative 1.6% impact on sales in the March 2014 quarter. Net income for the quarter was $30.4 million, or $0.72 per share, compared with $29.3 million, or $0.69 per share, in the third quarter of fiscal 2013. The March 2014 quarter includes one-time tax benefits of $2.8 million, or $0.07 per share.
For the nine months ended March 31, 2014, sales decreased 0.9% to $1.81 billion from $1.82 billion in the same period last year. Net income was $83.1 million, or $1.96 per share, compared with $85.9 million, or $2.02 per share, last year.
The company also announced it has acquired Reliance Industrial Products (Reliance) of Nisku, Alberta, Canada - a leading supplier to the upstream oil and gas industry.
Commenting on the results, Applied's President & Chief Executive Officer Neil A. Schrimsher said, “We faced some market headwinds earlier in the quarter, and we made nice progress with our ERP business transformation. With our most recent ‘Go Live’ in April, our entire U.S. Service Center network is now operating on our new system. In addition, we are very pleased to add Reliance to our Company, significantly enhancing our capabilities to serve oil and gas markets in North America.”
Reliance was founded in 1993 as a specialty hose and fitting supplier to serve the unique needs of the oilfield drilling industry. The business has expanded to offer a full range of products and services including design and manufacturing, hydraulic and mechanical repair, and oilfield, hydraulic and safety products.

Reliance primarily serves the oil and gas industry in Western Canada and the United States with some exposure to transportation, mining and construction. The business operates from 15 locations with ten in Western Canada and five in the United States in Texas, North Dakota, Colorado and Louisiana.

Reliance employs 256 people in Canada and 88 in the United States, and generated 2013 annual sales of US$135 million. The purchase price of US$189 million was funded with $168 million in cash, with the remainder due to the sellers in future periods. The cash funding comes from $32 million of cash on hand in Canada and $136 million in borrowings ($36 million under Applied’s bank revolving credit facility and a new $100 million bank term loan agreement).

While Reliance will be neutral to Applied’s net income for fiscal 2014 due to one-time acquisition costs, the acquisition will provide incremental EPS of $0.12 to $0.15 for fiscal 2015.

“The addition of Reliance creates new opportunities for synergies across our businesses. Combined with our Texas Oilpatch Services (TOPS) operation in Houston, we have a strong foundation for growth in the areas of Fluid Conveyance and Oilfield Supplies,” said Mr. Schrimsher.
“With our fourth quarter acquisition expenses and our current view of overall business activity, we are adjusting our sales and earnings guidance for our full 2014 fiscal year to EPS of $2.60 to $2.75 on sales of

$2.45 billion to $2.48 billion. All across Applied, we are excited about our growth prospects, encouraged by our ERP transformation progress, and committed to executing our long-range strategy for increased shareholder value.”
In addition, Mr. Schrimsher announced that the Company's Board of Directors declared a quarterly cash dividend of $0.25 per common share. The dividend is payable on May 30, 2014, to shareholders of record on May 15, 2014.
During the quarter, the Company purchased 208,200 shares of its common stock in open market transactions for $10.2 million. Fiscal year to date, the Company has purchased 495,000 shares for a total of $24.0 million. At March 31, 2014, the Company had remaining authorization to purchase 646,500 additional shares.
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on May 1. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-747-9564 or 1-212-231-2905 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21711890.
With more than 500 facilities and 5,000 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as "guidance," "will," and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Net Sales	$ 618,006	$ 621,654	$1,805,260	$1,821,690
Cost of sales	446,786	447,254	1,300,862	1,319,838
Gross Profit	171,220	174,400	504,398	501,852
Selling, distribution and administrative,
including depreciation	131,047	130,923	384,849	373,488
Operating Income	40,173	43,477	119,549	128,364
Interest (income) expense, net	(11)	107	(102)	147
Other income, net	(388)	(1,027)	(1,749)	(1,913)
Income Before Income Taxes	40,572	44,397	121,400	130,130
Income Tax Expense	10,178	15,095	38,253	44,253
Net Income	$ 30,394	$ 29,302	$ 83,147	$ 85,877
Net Income Per Share - Basic	$ 0.73	$ 0.70	$ 1.98	$ 2.04
Net Income Per Share - Diluted	$ 0.72	$ 0.69	$ 1.96	$ 2.02
Average Shares Outstanding - Basic	41,880	42,098	42,039	42,038
Average Shares Outstanding - Diluted	42,242	42,570	42,438	42,517

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no LIFO layer liquidation benefits recognized for the periods ended March 31, 2014 and 2013.

(2) Effective July 1, 2013, the Company aligned the consolidation of the Company's Canadian subsidiaries in the consolidated financial statements which previously included results on a one month reporting lag. The Company has determined that the effect of this change is not material to the financial statements for all periods presented and therefore has not presented retrospective application of this change. The net impact of the lag elimination was $1.2 million of additional income and has been included within "Other income, net" on the Condensed Statements of Consolidated Income effective July 1, 2013.

(3) During the quarter ended March 31, 2014, $2.8 million of tax reserves were reversed which reduced income tax expense by the same amount and resulted in an increase to earnings per share in the quarter of $0.07.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	June 30,
	2014	2013

Assets
Cash and cash equivalents	$ 69,086	$ 73,164
Accounts receivable, net of allowances of $8,479 and $7,737	344,096	329,880
Inventories	320,045	281,417
Other current assets	41,284	52,819
Total current assets	774,511	737,280
Property, net	78,834	83,243
Goodwill	111,201	106,849
Intangibles, net	88,368	91,267
Other assets	43,737	40,067
Total Assets	$ 1,096,651	$ 1,058,706

Liabilities
Accounts payable	$ 145,352	$ 136,575
Short-term debt	30,000
Other accrued liabilities	92,871	109,325
Total current liabilities	268,223	245,900
Other liabilities	47,356	53,191
Total Liabilities	315,579	299,091
Shareholders' Equity	781,072	759,615
Total Liabilities and Shareholders' Equity	$ 1,096,651	$ 1,058,706

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31,
	2014	2013

Cash Flows from Operating Activities
Net income	$ 83,147	$ 85,877
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	10,119	9,234
Amortization of intangibles	9,518	9,716
Amortization of stock options and appreciation rights	1,703	1,959
Loss (gain) on sale of property	37	(223)
Other share-based compensation expense	2,946	2,873
Changes in operating assets and liabilities, net of acquisitions	(60,451)	(39,787)
Other, net	(2,693)	(593)
Net Cash provided by Operating Activities	44,326	69,056
Cash Flows from Investing Activities
Property purchases	(6,492)	(9,836)
Proceeds from property sales	348	737
Net cash paid for acquisition of businesses, net of cash acquired	(17,000)	(67,591)
Net Cash used in Investing Activities	(23,144)	(76,690)
Cash Flows from Financing Activities
Borrowings under revolving credit facility	30,000
Purchase of treasury shares	(23,992)
Dividends paid	(29,961)	(27,468)
Excess tax benefits from share-based compensation	2,525	1,718
Acquisition holdback payments	(1,824)	(3,576)
Exercise of stock options and appreciation rights	95	498
Net Cash (used in) provided by Financing Activities	(23,157)	(28,828)
Effect of Exchange Rate Changes on Cash	(2,103)	1,103
Decrease in Cash and Cash Equivalents	(4,078)	(35,359)
Cash and Cash Equivalents at Beginning of Period	73,164	78,442
Cash and Cash Equivalents at End of Period	$ 69,086	$ 43,083